EXHIBIT 99.1

NEWS

David V. Hedley III Joins Sanmina’s Board of Directors

San Jose, CA – December 8, 2022. Sanmina Corporation (“Sanmina” or the “Company”) (NASDAQ: SANM), a leading integrated manufacturing solutions company, today announced the appointment of David V. Hedley III to the Company’s Board of Directors, effective December 5, 2022.

Hedley has 30 years of Wall Street experience as an investment banker with a focus on the technology sector. He is currently the Chief Strategy Officer of Bramshill Investments, LLC. Bramshill Investments is an asset management firm with $4.5 billion under management offering alternative fixed-income strategies. Hedley is responsible for leading strategic initiatives, developing the corporate vision, and managing strategic planning. Prior to joining Bramshill, Hedley was a Principal and Senior Managing Director at Ernst & Young Capital Advisors, where he led the Technology Investment Banking Group, providing M&A and corporate finance advice to private and public technology companies. Prior to EY, he was a senior investment banker at Canaccord Genuity, UBS Investment Bank, Thomas Weisel Partners and Merrill Lynch.

Hedley graduated in 1991 with a BA from Colgate University. He currently serves on the Advisory Board of White Hat Capital Partners and previously served as a Board member of GLAAD and as Chair of the Board of Trustees of the Morristown Beard School in New Jersey.

"We are pleased to welcome David to Sanmina’s Board,” said Jure Sola, Chairman and Chief Executive Officer of Sanmina. “David’s extensive experience as an investment banker and deep knowledge of the EMS industry will bring an additional perspective that will be invaluable to the Board. We look forward to David’s contributions to Sanmina’s future success.”

About Sanmina

Sanmina Corporation is a leading integrated manufacturing solutions provider serving the fastest growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina provides end-to-end manufacturing solutions, delivering superior quality and support to Original Equipment Manufacturers (OEMs) primarily in the communications networks, cloud infrastructure, industrial, medical, defense and automotive markets. Sanmina has facilities strategically located in key regions throughout the world. More information about the Company is available at www.sanmina.com.

Sanmina Contact

Paige Melching

SVP, Investor Communications

408-964-3610